Exhibit 99.1

PRESS RELEASE
Immediate Release

Contact: For Investor Relations: Ron de Jong de Jong & Associates 877-943-9065 ron@dejong.org	For Public Relations: Lisa Porter Porter Creative Group 949-752-5891 lporter@portercreative.com

SUMMUS ISSUES GUIDANCE

-- expects revenues in excess of $100 million in 2003 --

Raleigh, NC, May 9, 2002 – Summus, Inc. (USA) (OTC Bulletin Board: SUMU), a leader in the development of efficient information processing solutions for mobile and wireless devices, today provided guidance on its expected financial performance for the second half of 2002 and for 2003.

BACKGROUND

On May 9, 2002, Summus reached a major milestone with the launch on the Verizon Wireless Network of exego™, the first commercial product built on Summus’ BlueFuel™ architecture.    exego is a multimedia application designed for mobile and wireless devices; for more information concerning exego, please see www.summus.com.   “Now that we have completed the first development, achieved TRUE BREW™ certification by QUALCOMM, and commercially launched exego, our management team believes Summus is on track for an exceptional year”, said Bjorn Jawerth, Chairman and Chief Executive Officer of Summus.

“We believe we will have strong market acceptance of our exego application as well as several complimentary BlueFuel-based applications.  Based on our current financial projections, we will be cash flow positive from operations in January 2003.”

FINANCIAL PROJECTIONS

The following projected financial information is based on business and market assumptions described below.

Fiscal 2002 (3rd and 4th Quarters)

  Gross revenues in excess of $8.0 million
  Net cash flow from operations of approximately ($10.0) million

Fiscal 2003

  Gross revenues in excess of $100 million
  Net cash flow from operations in excess of $15.0 million
  Income before taxes in excess of $35.0 million.

ASSUMPTIONS

Carriers

We expect all major wireless carriers will offer solutions and services similar to exego within the next eighteen months. We plan to deploy our exego application through several major US wireless carriers by the end of 2002.  We are targeting expansion with carriers in Europe and Asia in 2003.  The pace of deployment of Summus’ application to carriers is dictated by several factors, including:

  The pace of carrier rollouts of BREW and J2ME supported devices and services;
  the testing and certification processes and lead times of individual carriers; and
  the number of content partnerships Summus can develop.

Device Availability

Currently, the exego application is designed around wireless devices and phones with color or grayscale displays, and either BREW, J2ME, PocketPC, or Symbian operating systems (aka multimedia-ready phones). According to In-Stat, sales of Internet-ready wireless phones will exceed 1 billion units annually by 2004, and by the end of 2002, virtually all wireless phones will be pre-loaded with mini browsers and Internet-enabled.     In 2001, there were approximately 300 million units of Internet-enabled wireless handsets in the market, surpassing the PC unit shipments.  In-Stat expects that in the US market alone, the number of business wireless data users will swell to 39 million in 2006 from 6.6 million in 2001, resulting in revenues of $16 billion for wireless data carriers by the end of 2006.    Telecompetition, Inc., projects that over the next ten years the market for advanced mobile and wireless services will exceed $300 million.
Nokia expects multimedia phones to outsell PCs and laptops by 2003.

Based on this market research Summus expects that in 2003 the number of multimedia phones sold by targeted carriers will be over 16 million.

In accordance with our current business plan, we plan to capture 30% of the number of compatible handsets sold by targeted US carriers in the 2nd half of 2002, and 18% of the compatible handsets sold by targeted worldwide carriers in 2003. Based on this information, Summus’ plan is to obtain over 2.8M subscribers for exego and related products over the next 18 months

Pricing

For a limited time, Summus is offering the first month of exego free to all subscribers. Summus expects that when exego is broadly available, the price will be around $10 per month. Of this amount, Summus retains a majority of the revenue according to established business models with carriers and partners. Summus and our carrier partners will periodically review and adjust pricing according to market demand and product enhancements.

Funding and Other Risk Factors

The $15.0 million we expect to raise over the remainder of 2002 will have a direct impact on achieving the projected financial results stated above.

About Summus,
Summus Inc. (USA), based in Raleigh, N.C., has developed a series of solutions to change the way information is communicated. Summus' proprietary solutions can be used to enable faster and more efficient delivery of rich media and more efficient access to information using wireless devices such as cell phones and personal digital assistant devices (PDAs). Summus’ technology is currently being used for such diverse purposes as scanning underwater mines for the U.S. Navy and capturing license plate images for EZPass. Trademarked products include the multi award-winning video email application, MaxxNote™, a ZDNet Editor's pick.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Summus' expectation that its business units are on track to deliver an exceptional year; its anticipation of strong market acceptance, its expectation that Summus will be cash flow positive by early 2003; Summus' expectation that (i) gross revenue for 2002 will be in excess of $8.0 million; (ii) net cash flow from operations of approximately ($10.0) million; (iii) gross revenue for 2003 will be in excess of $100 million; (iv) net operating cash flow will be in excess of $15.0 million during 2003 and (v)  income before taxes in excess $35.0 million in 2003. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, market acceptance, cost and pricing of Summus' products, dependence on collaborations and partners, regulatory approvals, competition, intellectual property of others, and patent protection and litigation.  These risks and other additional factors affecting Summus' business are discussed in Summus' Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission, and in other reports filed by Summus with the Securities and Exchange Commission from time to time. Summus expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Summus' expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Information contained in our press releases should be considered accurate only as of the date of the release. Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise. Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release. Actual results may materially differ based on several factors, including those described in the press release.